Exhibit 99.1
FOR IMMEDIATE RELEASE

A. SCHULMAN PROMOTES TWO SENIOR CORPORATE EXECUTIVES

•	Horton Named Assistant Secretary and Senior Corporate Counsel, USCAN and LATAM

•	Westbrooks Named Vice President, Corporate Controller and Chief Accounting Officer

Akron, Ohio - April 6, 2015 - A. Schulman, Inc. (Nasdaq-GS: SHLM), a leading international supplier of high-performance plastic compounds, powders and resins, announced today that it has promoted two senior corporate executives. Effective immediately, Andrean Horton will serve as the Company’s Assistant Secretary and Senior Corporate Counsel, U.S. and Canada (“USCAN”) and Latin America (“LATAM”), and Kristopher Westbrooks will become the Company’s Vice President, Corporate Controller and Chief Accounting Officer.

“These talented professionals exemplify the dedication and collaborative spirit that defines A. Schulman,” said Bernard Rzepka, president and chief executive officer of A. Schulman. “Today’s announcement is both a reflection of the significant contributions Andrean and Kris and their teams have made to the Company over the years, as well as an indication of the meaningful leadership role they will play going forward.”

Horton joined A. Schulman in 2010 as its Senior Corporate Counsel, Americas. In that role, she provided counsel on a wide range of legal issues, including intellectual property, real estate, contracts, labor and employment, compliance and litigation. Prior to joining A. Schulman, Horton was General Counsel and Corporate Secretary of The Bartech Group, Inc., and held various legal roles at YRC Worldwide Inc. She received a juris doctor degree from Case Western Reserve University School of Law and a bachelor’s degree in political science from the University of Michigan. She is a member of the Association of Corporate Counsel, the State Bar of Ohio and the State Bar of Michigan.

Westbrooks joined the Company in 2011 as Assistant Corporate Controller and has served as Corporate Controller since July 2013. Chief Financial Officer Joseph Levanduski has relinquished the role as the Company’s principal accounting officer. Westbrooks began his career in the audit practice of PricewaterhouseCoopers LLP. He also served as Global Accounting Consultation Manager and Senior Financial Analyst for The Procter & Gamble Company. He earned his master of accountancy and his bachelor’s degree in business, accountancy from Miami University and is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 3,900 people and has 42 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2014. Additional information about A. Schulman can be found at www.aschulman.com.
Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as "anticipate,” "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our ability to consummate the Citadel acquisition and the timing of the closing thereof for any reason, whether or not the fault of the Company;

•	the failure to obtain the necessary financing in connection with the Citadel acquisition for any reason, whether or not the fault of the Company;

•	the impact of the indebtedness incurred to finance the Citadel acquisition;

•
integration of the business of Citadel with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Citadel acquisition;

•	transaction and acquisition-related costs incurred in connection with the Citadel acquisition and related transactions; and

•	substantial time devoted by management to the integration after the closing of the Citadel acquisition.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2014. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

# # #
SHLM_ALL

Contact
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer.Beeman@aschulman.com
www.aschulman.com